Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:  Roger L. Mann

Unizan Financial Corp.

President and Chief Executive Officer

Telephone: 330.438.1118 or 1.866.235.7203

E-mail address: rmann@unizan.com

Media Contact:  Sandy K. Upperman

Unizan Financial Corp.

Vice President, Corporate Communications

Telephone: 330.438.4858

E-mail address: supperman@unizan.com

UNIZAN CHIEF FINANCIAL OFFICER RESIGNS

Canton, Ohio, December 2, 2003 – Unizan Financial Corp. (NASDAQ: UNIZ), today announced that James J. Pennetti, 53, has resigned as executive vice president and chief financial officer of the Company, effective December 1, 2003.

James H. Nicholson, 41, Unizan Financial Corp. executive vice president and chief operating officer, will assume the responsibilities of chief financial officer on an interim basis while the Company searches for a permanent successor to Mr. Pennetti.

Mr. Nicholson, a former CPA with PricewaterhouseCoopers, LLP, was the CFO for BancFirst Ohio Corp. from 1990 to 1997. Mr. Nicholson was executive vice president of BancFirst and president and chief executive officer of its principal banking subsidiary prior to the March 2002 merger of BancFirst and UNB Corp. Since the merger, in addition to his Unizan Financial Corp. responsibilities, Mr. Nicholson has served as president and CEO of Unizan Bank, National Association. He will continue to serve in those capacities while Unizan completes its search for a permanent CFO.

Unizan Financial Corp., a $2.8 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The Company operates 45 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, Internet banking and wealth management products and services. Additionally, the company operates niche businesses in government guaranteed loan programs through its business lending centers in Cincinnati, Cleveland, Columbus and Dayton, Ohio; Louisville, Kentucky; Detroit, Michigan; Mt. Arlington, New Jersey; and Indianapolis, Indiana; as well as aircraft lending centers in Columbus; Orlando, Florida; and Sacramento, California. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.